                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the Third Quarter of 2026

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - August 10, 2026 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter ended June 27, 2026.
"We have two markets where we continue to perform well. Our operations at the New York-New York Hotel and Casino in Las Vegas continue to show increased cash flow despite lower customer traffic on the Las Vegas Strip. Our Alabama locations have shown strong growth in both revenue and cash flow. In NYC, Robert continues to improve on a year-over-year basis; however, as stated in prior quarters, our revenues for both catered events and a la carte at the Bryant Park Grill and the Bryant Park Café continue to suffer due in large part to the uncertainty of our lease situation. The D.C. market has been a difficult environment and our Florida revenues continue to be challenged by the local economic climate. Our balance sheet remains strong, supporting future growth." said Michael Weinstein, CEO.
Financial Results
As of June 27, 2026, the Company had cash and cash equivalents of $9,492,000 and total outstanding debt of $7,117,000.
Total revenues for the 13 weeks ended June 27, 2026 were $40,881,000 versus $43,715,000 for the 13 weeks ended June 28, 2025 as same-store sales declined 6.6%.
Total revenues for the 39 weeks ended June 27, 2026 were $118,214,000 versus $128,428,000 for the 39 weeks ended June 28, 2025. Company-wide same store sales declined 7.2% for the 39 weeks ended June 27, 2026, as compared to the same period of the prior year.
The Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as adjusted, for the 13 weeks ended June 27, 2026 was $358,000 versus $1,791,000 for the 13 weeks ended June 28, 2025 and excludes the items as set out in the table at the end of this news release. Net loss attributable to Ark Restaurants Corp. for the 13 weeks ended June 27, 2026, was $(347,000) or $(0.10) per basic and diluted share compared to a net loss of $(3,454,000) or $(0.96) per basic and diluted share for the 13 weeks ended June 28, 2025.
The Company's EBITDA, as adjusted, for the 39 weeks ended June 27, 2026 was $1,297,000 versus $2,479,000 for the 39 weeks ended June 28, 2025 and excludes the items set out in the table at the end of this news release. Net loss attributable to Ark Restaurants Corp. for the 39 weeks ended June 27, 2026, was $(1,259,000) or $(0.35) per basic and diluted share as compared to a net loss, which includes a full valuation allowance related to our deferred tax assets in the amount of $4,799,000, of $(9,548,000) or $(2.65) per basic and diluted share for the 39 weeks ended June 28, 2025.
EBITDA is a Non-GAAP Financial Measure; accordingly, please see the table attached to this news release for the details of the adjustments made in arriving at EBITDA, as adjusted, for each period presented and "Non-GAAP Financial Information" at the end of this news release.
Other Matters
Bryant Park Grill, Bryant Park Café and The Porch at Bryant Park Leases
The Company’s lease agreements for the Bryant Park Grill and the Bryant Park Café expired on April 30, 2025 and for The Porch at Bryant Park expired on March 31, 2025. In response to requests for proposals issued by the landlord in 2023, the Company submitted bids for new long-term agreements. In the second quarter of 2025, the landlord publicly announced the selection of a new operator for these locations; however, to the best of our knowledge, the required approvals from the City of New York Department of Parks & Recreation and the New York Public Library have not been obtained, and no new lease has become effective.

On March 28, 2025, the Company filed a complaint in New York State Supreme Court challenging the lease award process and asserting its contractual rights, including its right of first lease in connection with the Bryant Park Café. On January 9, 2026, the landlord moved for summary judgment and the Company cross-moved for summary judgment on its causes of action for enforcement of its right of first lease and for age discrimination. By decision and order dated June 18, 2026, and entered on June 22, 2026, the Court granted the landlord's motion for summary judgment, in part, and granted and denied the Company's cross-motion for summary judgment, in part. The Court granted the Company's motion for summary judgment on its breach of contract claim, ruling that the Company is entitled to damages to the extent it was harmed by the landlord's breach of the Company's right of first lease. A trial will be held to determine the Company's damages, with a pre-trial conference scheduled for September 22, 2026. The Court granted judgment in favor of the landlord on its counterclaims for ejectment and use and occupancy and ruled that the Company be ejected from the Bryant Park Grill, the Bryant Park Café and The Porch at Bryant Park premises. On June 26, 2026, the Court issued a judgment of ejectment with respect to those premises. Also on June 26, 2026, the Company filed a notice of appeal to the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, from the Court's June 22, 2026 decision and order.

On June 30, 2026, the Company moved, by order to show cause, to fix an undertaking pursuant to CPLR 5519(a)(6) arguing that it has an automatic right to stay enforcement of the order of ejectment pending appeal of the Court's decision on the motions for summary judgment. In connection with that motion, the Court entered a temporary restraining order enjoining the landlord and its agents from ejecting or evicting the Company, or otherwise disturbing the Company's possession of the premises, pending argument of the motion. On July 1, 2026, the landlord moved for leave to reargue that portion of the Court's decision granting the Company summary judgment on its breach of contract claim based on the right of first lease. Following oral arguments held on July 16, 2026, the Court issued a decision and order dated July 16, 2026, and entered on July 17, 2026, granting the Company's motion in part and staying enforcement of the order of ejectment for three months (i.e., through on or about October 16, 2026), conditioned upon the Company: (i) filing an undertaking in the amount of $125,000 on or before July 23, 2026 and (ii) continuing to make the monthly use and occupancy payments previously ordered by the Court until the termination of the stay. Under the terms of the order, failure to timely file the undertaking would result in the stay being vacated, and if the Company fails to make the required use and occupancy payments, the Landlord may move on three days’ notice to vacate the stay. On July 21, 2026, the Company filed the required undertaking and a notice of compliance with the Court. The Company has continued to make the required use and occupancy payments. The Company intends to move in the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, to extend the current stay of enforcement of the order of ejectment beyond the three months through the pendency of the Company's appeal of the Court's June 22, 2026 summary judgment decision. On August 3, 2026, the Court denied the Landlord's motion to reargue that portion of the Court’s decision granting the Company summary judgment on its breach of contract claim based on the right of first lease.

As of the date of this filing, we continue to operate the Bryant Park Grill, the Bryant Park Café and The Porch at Bryant Park pursuant to the stay described above and intend to do so while we pursue our appeal and all other available options to protect the Company’s interests. However, unless the Court’s decisions are reversed on appeal or the stay is extended or further relief is obtained, the Company will be required to vacate these premises and cease operations at these locations upon the expiration of the stay, currently expected to occur on or about October 16, 2026.

Management, after consultation with legal counsel, is unable to predict the outcome of the appeal or related proceedings at this time. The Bryant Park Grill, the Bryant Park Café and The Porch at Bryant Park represented a significant portion of the Company’s revenues, collectively accounting for $17.1 million and $19.7 million, or approximately 14.5% and 15.4%, of total revenues for the 39 weeks ended June 27, 2026 and June 28, 2025, respectively. The uncertainty related to this dispute has had, and is expected to continue to have, a material adverse impact on our business, financial condition, and results of operations, and the loss of these operations upon expiration of the stay, or the Company’s inability to otherwise retain these locations on favorable terms, or at all, would have a material adverse impact on our business, financial condition, and results of operations.

Investment in and Receivable From New Meadowlands Racetrack LLC ("NMR")
NMR has been actively pursuing a full casino license (including slots and table games like blackjack and roulette) to supplement its existing horse racing and sports betting operations. Any gaming license in the state of New Jersey outside of Atlantic City, including at the Meadowlands Racetrack, requires ratification of an amendment to the State of New Jersey constitution, followed by issuance of a license by the New Jersey Casino Control Commission. In January 2026, the New Jersey Senate Government, Wagering, Tourism & Historic Preservation Committee proposed a constitutional amendment to allow the legislature to authorize casino gambling at both the Monmouth Park and Meadowlands Racetracks. Such amendment will require a three-fifths vote in both legislative chambers followed by a voter referendum in a general election before becoming law. No vote on this amendment had been taken by the state legislature as of the date of this filing, which is beyond the August 3, 2026 deadline for submission of proposed amendments to the State of New Jersey Constitution to be voted upon at the November 2026 general election. As a result, the proposed amendment will not appear on the ballot, and no voter referendum on casino gaming at the Meadowlands will occur in 2026. The proposed amendment, or a similar amendment, may be placed on the ballot at a future general election, which could occur as early as November 2027 or in a subsequent general election; however, no assurance can be given as to whether or when the state legislature will approve such an amendment or a voter referendum will be held. If a referendum were ultimately held and the voting results were favorable, NMR could possibly open a temporary gaming facility within approximately one year following voter approval and a permanent facility within approximately two years thereafter, subject to the issuance of a license by the New Jersey Casino Control Commission and completion of any required development.
The Company believes that the voter referendum on the proposed constitutional amendment, if and when one is held, will be the most significant event in determining the ultimate realizability of the Company’s investment in NMR. If a referendum is held and the amendment is approved by voters, the Company believes the value of its investment would be supported by the potential expansion of gaming operations at the Meadowlands, subject to NMR obtaining a casino license and completing the required development. Conversely, if a referendum is held and the amendment is rejected by voters, or if the Company otherwise concludes that the approval of casino gaming at the Meadowlands is no longer reasonably possible, the value of the investment would be based solely on NMR’s existing operations, which may not support the current carrying value of the investment, and the Company would expect to record an impairment charge at that time, which could be material. The Company will continue to monitor legislative and other developments concerning gaming at the Meadowlands and will continue to evaluate the investment for impairment each reporting period.
The Company evaluated its investment in NMR for impairment, including consideration that no voter referendum on casino gaming at the Meadowlands will occur in 2026, and concluded that its fair value exceeds the carrying value. Accordingly, the Company did not record any impairments during the 13 and 39 weeks ended June 27, 2026 and June 28, 2025. Any future changes in the carrying value of our investment in NMR will be reflected in earnings.

Conference Call and Webcast Information
Ark Restaurants will host a conference call on August 11, 2026 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The dial-in numbers to participate in the conference call are the following:
Toll-Free: 1-877-407-4018
Toll/International: 1-201-689-8471
A participant webcast of the call will be available by copying and pasting the following Call meTM URL into your browser:
https://callme.viavid.com/viavid/?callme=true&passcode=13760585&h=true&info=company&r=true&B=6

Participants can use the Guest dial-in numbers noted above and be answered by an operator OR click the Call meTM link for instant telephone access to the event. Please note the Call meTM link will be made active 15 minutes prior to scheduled start time.

A live listen-only webcast of the call will be available by copying and pasting the following URL into your browser:

https://viavid.webcasts.com/starthere.jsp?ei=1772097&tp_key=118698f9c2

A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13762173. The replay will be available until Tuesday, August 18, 2026, 11:59 p.m. Eastern Time.

About Ark Restaurants Corp.
Ark Restaurants owns and operates 16 restaurants and bars, 12 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Three restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of six fast food facilities in Hollywood at the Hard Rock Hotel and Casino operated by the Seminole Indian Tribe. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance, statements about Bryant Park Grill and the Bryant Café and The Porch at Bryant Park, including the Company’s plan to operate the restaurants until the Company is either awarded the lease extensions or ordered to vacate the premises and the Company’s expectation of pursuing all available options to protect the Company’s interests, statements about the Company’s ability to realize the benefits expected from its investment in New Meadowlands Racetrack LLC, and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the adverse impact of the current political climate and current and future economic conditions, including inflation, on our: (a) operating results, cash flows and financial condition; (b) ability to comply with the terms and covenants of our debt agreements; (c) ability to pay or refinance our existing debt or to obtain additional financing; and (d) projected cash flows used in assessing assets for impairment, (ii) our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases, (iii) vulnerability to changes in consumer preferences and economic conditions, (iv) our ability to extend existing leases on favorable terms, if at all, (v) the outcome of our appeal of the trial court’s grant of summary judgment in favor of the landlord and the related order of ejectment with respect to the Bryant Park Grill, the Bryant Park Café and The Porch at Bryant Park, and the requirement that we vacate those premises and cease operations at those locations upon the expiration of the court-ordered stay of enforcement, currently expected to occur on or about October 16, 2026, unless the court’s decisions are reversed on appeal or the stay is extended or further relief is obtained, (vi) our ability to realize the expected benefits associated with our investment in the New Meadowlands Racetrack LLC, if at all, including the timing and outcome of any future legislative action and voter referendum concerning casino gaming at the Meadowlands (no referendum on which will occur in 2026), the potential dilution of our interest in connection with any future capital raising by NMR, and the potential for a material impairment of the investment, and (vii) other risks and uncertainties set forth in the sections entitled “Special Note Regarding Forward-Looking Statements” in the Company's filings with the Securities and Exchange

Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described below under “Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance, as well as providing useful information to the investor because of its historical use by the Company as a performance measure, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, as it may not necessarily be comparable to similarly titled measures employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
For the 13- and 39-week periods ended June 27, 2026 and June 28, 2025
(In Thousands, Except per share amounts)

	13 Weeks Ended June 27, 2026	13 Weeks Ended June 28, 2025	39 Weeks Ended June 27, 2026	39 Weeks Ended June 28, 2025

TOTAL REVENUES	$40,881	$43,715	$118,214	$128,428
COSTS AND EXPENSES:
Food and beverage cost of sales	11,257	12,060	32,318	35,650
Payroll expenses	15,314	15,280	43,169	46,103
Occupancy expenses	5,131	5,444	16,980	17,128
Other operating costs and expenses	5,940	6,038	16,334	17,422
General and administrative expenses	2,779	2,822	8,323	9,292
Depreciation and amortization	601	964	1,794	2,443
Gain loss on closure of El Rio Grande	—	(178)	—	(173)
Gain on termination of Tampa Food Court lease	—	—	—	(5,235)
Impairment losses on right-of-use and long-lived assets	—	4,700	—	4,700
Goodwill impairment	—	—	—	3,440
Total costs and expenses	41,022	47,130	118,918	130,770
OPERATING LOSS	(141)	(3,415)	(704)	(2,342)
OTHER (INCOME) EXPENSE:
Interest expense, net	110	90	221	294
Gain on sales of condominiums	—	(391)	(135)	(391)
Total other (income) expense, net	110	(301)	86	(97)
LOSS BEFORE PROVISION FOR INCOME TAXES	(251)	(3,114)	(790)	(2,245)
Provision for income taxes	10	81	62	5,019
CONSOLIDATED NET LOSS	(261)	(3,195)	(852)	(7,264)
Net income attributable to non-controlling interests	(86)	(259)	(407)	(2,284)
NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(347)	$(3,454)	$(1,259)	$(9,548)

NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$(0.10)	$(0.96)	$(0.35)	$(2.65)
Diluted	$(0.10)	$(0.96)	$(0.35)	$(2.65)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,606	3,605	3,606	3,605
Diluted	3,606	3,605	3,606	3,605

EBITDA Reconciliation:
Loss before provision for income taxes	$(251)	$(3,114)	$(790)	$(2,245)
Depreciation and amortization	601	964	1,794	2,443
Interest expense, net	110	90	221	294
EBITDA	$460	$(2,060)	$1,225	$492
EBITDA, adjusted:
EBITDA	$460	$(2,060)	$1,225	$492
Non-cash stock option activity	(16)	(21)	48	60
Write-off of prepaid rent	—	—	566	—
Gain on closure of El Rio Grande	—	(178)	—	(173)
Gain on termination of Tampa Food Court lease, net of non- controlling interests	—	—	—	(3,365)
Impairment losses on right-of-use and long-lived assets	—	4,700	—	4,700
Goodwill impairment	—	—	—	3,440
Gain on sales of condominiums	—	(391)	(135)	(391)
Net income attributable to non-controlling interests	(86)	(259)	(407)	(2,284)
EBITDA, as adjusted	$358	$1,791	$1,297	$2,479
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